FS Investment Corporation 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Quarterly Stockholder Conference Call

PHILADELPHIA, PA, October 24, 2011 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, will hold its third quarter investor update call on Wednesday, November 16, 2011 at 1:00 p.m. EST.  Prior to the call, FSIC will report its financial highlights for the quarter ended September 30, 2011.  In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 31015904 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $33.6 billion in assets under management together with certain of its affiliates as of September 30, 2011, is the credit platform affiliate of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.